Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:21 PM 06/30/2010
FILED 04:18 PM 06/30/2010
SRV 100706344 - 2330451 FILE

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

ACCELRYS, INC.

The undersigned, David R. Mersten, hereby certifies as follows:

1. He is the duly elected, qualified and acting Senior Vice President General Counsel and Secretary of Accelrys, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”).

2. The first paragraph of Article Four of the Corporation’s Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety to read as follows: “This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which the corporation is authorized to issue is One Hundred Million (100,000,000) shares, par value $0.0001. The total number of shares of Preferred Stock which the corporation is authorized to issue is Two Million (2,000,000) shares, par value $0.0001 per share.”

3. The amendments set forth herein have been duly approved and adopted by the Board of Directors of the Corporation.

4. The necessary number of issued and outstanding shares of capital stock of the Corporation required by statute and the Corporation’s Restated Certificate of Incorporation, as amended, were voted in favor of the amendments set forth herein.

5. The amendments set forth herein were duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by David R. Mersten, its Senior Vice President General Counsel and Secretary, this 30th day of June 2010.

/s/ David R. Mersten
David R. Mersten
Senior Vice President, General Counsel and Secretary